Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
InvenTrust Properties Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	2,750,000 (2)	$26.47 (3)	$72,792,500	$ 147.60 per $1,000,000	$10,744.17

Total Offering Amounts					$72,792,500		$10,744.17

Total Fee Offsets (4)							$—

Net Fee Due							$10,744.17

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents an additional 2,750,000 shares of common stock available for future issuance under the InvenTrust Properties Corp. Amended 2015 Incentive Award Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on July 29, 2024.

(4)	The Registrant does not have any fee offsets.